UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE GOODYEAR TIRE & RUBBER COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

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(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Commencing on April 5, 2013, The Goodyear Tire & Rubber Company provided the following information to certain shareholders:

Dear Fellow Associate Shareholder:

We recently sent you proxy materials for our upcoming 2013 Annual Meeting of Shareholders.

Your vote is important! Please take the time to vote your shares “FOR” each of the matters presented in the proxy materials. You may vote via the internet, by telephone or by completing, dating, signing and returning your proxy card. This will ensure that your voice is heard.

Please refer to your proxy card or page 78 of the Proxy Statement for information on how to vote by internet or telephone. If you choose to vote by mail, please complete, date and sign your proxy card and promptly return it in the envelope provided.

If you have lost your proxy materials or have not yet received them, please call or e-mail Investor Relations at (330) 796-3751 or goodyear.investor.relations@goodyear.com for information on how to vote your shares.

You may hold your Goodyear shares in various accounts, through employee plans and in certificate form. Please be certain to vote all of your shares.

Remember, your vote is important!

Sincerely,

Rich Kramer

Chairman and CEO